Exhibit 99.4
Commercial Metals Company to Build Innovative Steel Micro Mill in Phoenix Area
     Irving, TX — December 20, 2006 — Commercial Metals Company (NYSE: CMC), headquartered in Irving, Texas, announced today plans to construct a steel manufacturing facility, a “Micro Mill,” in the greater Phoenix, Arizona area. The Micro Mill is a “continuous continuous” design where metal flows uninterrupted from melting to casting to rolling. It is more compact than existing, larger capacity steel minimills taking advantage of both lower initial capital construction costs and ongoing operating efficiencies by focusing on cost-effective production of a limited product range. It is anticipated that the project will cost approximately $130 million with production anticipated to commence in early 2009, contingent upon the successful completion of site, regulatory, environmental and permitting issues. The Micro Mill, when completed, will be a “focused factory” designed to produce primarily reinforcing bar. It will have an estimated capacity of 280,000 tons per year and will create approximately 110 new jobs for the area.
     Russ Rinn, President and CEO of the CMC Steel Group, said, “CMC has worked closely with Danieli to jointly develop an innovative combination of proven technology that will result in a highly efficient, lower capital and operating cost facility. The Micro Mill will market to a localized, underserved rebar area and is intended to vertically integrate with our expanding downstream fabrication operations in the Pacific Southwest. The greater Phoenix area continues to grow, has an abundant supply of scrap and a solid construction market which will provide good access to locally generated raw material and nearby end-use markets. We are also pleased that our agreement with Danieli contains provisions which provide CMC, as the first industry participant utilizing this innovative concept, the right to replicate the Micro Mill in other suitable locations.”
     Commercial Metals Company President and Chief Executive Officer, Murray McClean, added, “As we continue the execution of our growth objectives, we constantly evaluate the merits of greenfield opportunities versus the purchase of existing capacity. The current market conditions for acquisitions have convinced us that building this first Micro Mill is the most economic method to achieve our objectives.”
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     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic overseas markets.
Forward-Looking Statements
      This press release contains forward-looking statements regarding the Company’s prospects, including the construction and operation of a new steel manufacturing facility. There is inherent risk and uncertainty in any forward-looking statements. Variances will occur and some could be materially different from management’s current opinion. Developments that could impact the Company’s expectations include successful implementation of new technology, cost of construction, delays due to permitting and regulatory approvals, market conditions, operating costs including the availability of scrap, metals pricing over which the Company exerts little influence, increased capacity and product availability from competing steel mills and other steel suppliers including import quantities and pricing and successful marketing of the facility’s products.
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Contact:	Debbie Okle
Director, Public Relations
214.689.4354
2007-09